Exhibit 99.2

INTEROFFICE MEMORANDUM

TO:	Jerry Collazo	DATE:	June 24, 2005

FROM:	Bill Channell, Jr. – President and CEO	CC:	D. Brenner, BOD
G. Bejar
SUBJECT:	New Employment – CFO Position

The following outline should clearly illustrate your new position and Company benefits.  I am very optimistic your employment at Channell will mutually benefit both of us and it is my hope will be for a very long time!

•	Title:	Corporate CFO

•	Report:	Directly to President/CEO

•	Job Description:	Will be composed mutually between CEO and Board of Directors

•	Compensation:	$200,000.00 annually, paid bi-monthly

•	Other Compensation:	Annual 35% bonus potential based on objectives
- 50% EPS
- 40% Expense and cash flow management
- 10% goals and objectives
(Bonus will be prorated for 2005)

•	Stock Options:	50,000 shares subject to Board approval.
Strike price based on approval date

•	401K Savings Plan:	Qualified after 90-days of employment
(See Employee Handbook)

•	Automobile:	BMW 3-Series or equivalent. You will be given three automobile choices.

•	Credit Cards:	You will be supplies an American Express card, phone card and auto rental card for your use.

•	Cash Advance:	$1,000 advance will be provided to assist you with your expenses for reimbursement. This money will be returned upon your departure from the Company/

•	Healthcare:	You will be enrolled under the U.S. healthcare benefits program for 2005 (see attaché documents).

•	Life & Disability Insurance:	See enclosed Employee Handbook.

•	Air Travel Benefits:	Over six hours of in-flight air travel, business Class seating is approved. 50% of all annual (direct of indirect) frequent flyer air miles are the property of Channell.

•	Employee Prerequisites:	Mandatory drug test and DMV license check, Confidentiality Agreement

Hopefully this offer is acceptable to you and you will commence your employment at Channell on July 5, 2005.  Please sign and return this document plus the confidentiality agreement to Jeanne Bond by fax 951.719.2791 no later than June 27, 2005 accepting this position.

Signed:	/s/ Jerry Collazo

Dated:	June 27, 2005